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July 3, 2012

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549-8629
Attention: Division of Investment Management

Re:   Hartford Life Insurance Company ("Registrant")
      Registration Statement on Form N-4 ("Registration Statement") Pre-Effective Amendment No. 1
      File No. 333-181234

Members of the Commission:

Pursuant to Rule 461 under the Securities Act of 1933, Hartford Life Insurance Company, hereby requests that the registration statement electronically filed via EDGAR on Form N-4 (File No. 333-181234) be accelerated and declared effective on July 16, 2012, or as soon thereafter as is reasonably practicable.

HARTFORD LIFE INSURANCE COMPANY

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
By:   /s/ David N,. Levenson*                              *By:  /s/ Sarah M. Patterson
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      David N. Levenson, President, Chief                        Attorney-in-fact
      Executive Officer, Chairman of the Board
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HARTFORD SECURITIES DISTRIBUTION COMPANY, INC.

By:  /s/ Sharon A. Ritchey
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     Brian Murphy, President, Chief Executive
     Officer, Chairman of the Board, Director